Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of August 30, 2012 (the “Effective Date”),  between Timothy G. Biltz (the “Executive”) and Lumos Networks Operating Company, a Delaware corporation, Lumos Networks Corp., a Delaware corporation (“Holdings”), and Lumos Payroll Corp., a Virginia corporation (collectively with Lumos Networks Operating Company and Holdings,  the “Company”), recites and provides as follows:

WHEREAS, the Board of Directors of Holdings (the “Board”) expects that the Executive will make substantial contributions to the growth and prospects of the Company;

WHEREAS, the Executive will serve the Company in reliance upon the undertakings of the Company contained herein; and

WHEREAS, this Agreement shall replace in its entirety the Employment Agreement dated April 26, 2012 (the “Original Effective Date”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the Company and the Executive agree as follows:

Employment.

Position.  On the terms and subject to the conditions set forth herein, the Company agrees to employ the Executive as President and Chief Executive Officer throughout the Employment Term (as defined below).  At the request of the Board and without additional compensation, the Executive shall also serve as an officer and/or director of any or all of the subsidiaries of the Company.

Duties and Responsibilities.   The Executive shall have such duties and responsibilities that are consistent with the Executive’s position as the Board determines and shall perform such duties and carry out such responsibilities to the best of the Executive’s ability for the purpose of advancing the business of the Company and its subsidiaries.  Subject to the provisions of Section 1(c) below, during the Employment Term the Executive shall devote the Executive’s full business time, skill and attention to the business of the Company and its subsidiaries, and, except as specifically approved by the Board, shall not engage in any other business activity or have any other business affiliation.

Other Activities.  Anything in this Agreement to the contrary notwithstanding, as part of the Executive’s business efforts and duties on behalf of the Company, the Executive may participate fully in social, charitable and civic activities, and, if specifically approved by the Board, the Executive may serve on the boards of directors of other companies, provided that such activities do not unreasonably interfere with the performance of and do not involve a conflict of interest with the Executive’s duties or responsibilities hereunder.

Company Board of Directors.  In accordance with Section 2.01 of Holdings’ Shareholders Agreement dated as of October 31, 2011, the Executive will serve on the Board of Directors of the Company upon his appointment thereto.

Employment Term.  The “Employment Term” hereunder shall commence on the Effective Date and continue in full force and effect until April 30, 2016 unless terminated earlier pursuant to the terms and conditions of this Agreement.   Thereafter, the Employment Term will renew hereunder automatically for successive one-year periods unless either party gives written notice to the other not less than six (6) months prior to the end of Employment Term hereof (or any subsequent anniversary, as the case may be) that such party does not wish the Employment Term to be so extended, and under such circumstances, the Employment Term and this Agreement will terminate by its terms, and without liability to either party, on April 30, 2016 (or such subsequent anniversary, as the case may be).  Notwithstanding the foregoing, upon the occurrence of a “Change in Control” (as such term is defined in Section 4(e)(iii) but excluding a “Change in Control” under subsections I or II of such definition that receives the prior approval of the Board and in which the price per share paid for Holdings common stock exceeds $17.50 (a “Consensual Change in Control”)), the Employment Term shall be automatically extended so that the Employment Term shall continue in full force and effect until the date which is twenty-four (24) months from the date of a Change in Control and thereafter will renew automatically as of such date and successive one-year periods thereafter, unless prior notice is given, as provided above.

Compensation.  During the Employment Term, the Company will pay and/or otherwise provide the Executive with compensation and related benefits as follows:

Base Salary.  The Company agrees to pay the Executive, for services rendered hereunder, a base salary at the annual rate of $425,000 (the “Base Salary”). The Executive’s Base Salary will be reviewed annually throughout the Employment Term by the Compensation Committee of the Board.  Notwithstanding anything in this Agreement to the contrary, the Company may reduce the Executive’s Base Salary by up to ten percent (10%) during the Employment Term, but only as part of a salary reduction program pursuant to which the Base Salaries of the Chief Executive Officer, all Executive Vice Presidents and all Senior Vice Presidents who have been designated as “executive officers” by the Board are reduced by the same percentage at the same time and for the same period of time.  The Base Salary shall be payable in equal periodic installments, not less frequently than monthly, less any sums which may be required to be deducted or withheld under applicable provisions of law.  The Base Salary for any partial year shall be prorated based upon the number of days elapsed in such year.

Stock-Based Incentive Compensation.

Eligibility for Stock-Based Incentive Compensation.  At the Board’s discretion, the Executive shall be eligible to participate in the Company’s stock-based incentive compensation plan pursuant to its terms (“Stock-Based Incentive Payment”).

Initial Equity Grant.  In addition, as of the Original Effective Date, Holdings awarded the Executive the following equity grants (collectively, the “Initial Equity Grants”):  a grant of 250,000 performance-based stock options, a grant of 250,000 time-based stock options and a grant of 165,000 shares of time-based restricted stock, such equity award grants having the terms set forth in the award letters therefor as modified as of the date hereof.  The Executive acknowledges that these grants constituted consideration for the Executive’s obligations under Section 8 of this Agreement.

Signing Bonus.  The Company paid the Executive a signing bonus of $255,000 (the “Signing Bonus”), less any sums which may be required to be deducted or withheld under applicable provisions of law.

Team Incentive Plan.  The Executive shall be eligible to participate in the Company’s team incentive plan with an annual incentive target of one hundred percent (100%) of Base Salary (“Incentive Payment”), subject to achievement of such program’s objectives and final approval of the Board; provided that the Executive’s Incentive Payment, if any, for the 2012 fiscal year shall be the amount payable under the 2012 Team Incentive Plan less the amount of the Signing Bonus (which amount shall not be less than zero).  Notwithstanding the foregoing or the terms of the team incentive plan, the full Incentive Payment the Executive is eligible to receive under the team incentive plan based on objective performance factors must be paid and cannot be reduced or eliminated as a result of individual performance factors other than as a result of a good faith determination by the Board.  The Incentive Payment, if any, shall be payable on or before the March 15 immediately following the end of the year in which the Incentive Payment vests and is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Benefits.  During the Employment Term (and thereafter to the extent expressly provided herein), the Executive shall be entitled to participate in all of the Company’s employee benefit plans applicable to the Company’s comparable senior executives (other than an automobile allowance) to the extent the Executive is entitled to so participate according to the terms of those plans.

Vacation.  The Executive shall be entitled to a minimum of five  (5)  weeks of vacation annually, during which time the Executive shall receive compensation in accordance with the terms of this Agreement.

Term Life Insurance.  Subject to availability at non-rated premiums with no premium gross-up, during the Employment Term, and in addition to any other benefits to which Executive shall be entitled, the Company agrees to pay the premiums on a term life insurance contract covering the Executive that pays a death benefit of $2,000,000.   The Company in its discretion shall select the term life insurance contract on which it will pay the premiums; but the Executive shall be the owner of such contract and will be or will designate the beneficiary of such contract.  The Company will include and report such premium payments in the Executive’s taxable income to the extent required under applicable law.  Such premium payments shall be paid on or before the March 15 immediately following the end of the year in which the premiums on such term life insurance contract accrued (provided the Executive was employed at such time).  Notwithstanding any other provision of this Agreement, in the event the term life insurance contract described herein extends beyond the termination of Executive’s employment with the Company, the Executive, and not the Company, shall be obligated to pay the premiums on such term life insurance contract accruing after the Executive’s termination of

employment with the Company.    Notwithstanding any other provision of this Agreement, if the Company’s preferred insurance providers, for whatever reason, are unwilling to insure the Executive on commercially reasonable terms, the Company will pay to the Executive an annual amount equal to the average life insurance premium paid to insure other Executives on a prorated cost per thousand basis in lieu of the term life insurance described in this paragraph.  Such annual amount (prorated if the Executive is not employed for the full year) shall be paid on or before the March 15 immediately following the end of the year in which such term life insurance contract otherwise would have been provided.

Travel.  The Executive shall not be required to relocate to Virginia.  For a period of up to 18 months after the Effective Date, the Company shall reimburse the Executive for the reasonable costs of travel, including temporary living expenses if applicable, incurred between the Executive’s home and the Company’s principal executive offices of up to $5,000 per month, payable within thirty (30) days of the end of the month in which the Executive incurs such reimbursable expenses, provided the Executive is employed at the time he incurs such reimbursable expenses.  Should the Executive determine to relocate to Virginia, the Company shall reimburse the Executive for reasonable relocation expenses up to $150,000, less the aggregate amount of previously incurred travel expenses, payable within thirty (30) days of the end of the month in which the Executive incurs such reimbursable expenses, provided the Executive is employed at the time he incurs such reimbursable expenses.    No further travel expenses will be reimbursed after the Executive relocates to Virginia.  The Company will reimburse the Executive for income taxes on amounts reimbursed under this subsection (h) that are not tax deductible business expenses at the same time the related reimbursements are paid.

Termination of Employment.

By the Company For Cause.  The Company may terminate the Executive’s employment under this Agreement at any time for Cause (as defined in Section 4(e)(i)) and shall provide written notice of termination to the Executive (which notice shall specify in reasonable detail the basis upon which such termination is made).  Notwithstanding the foregoing, in no event, shall any termination of employment be deemed for Cause unless the Executive’s employment is terminated within one hundred eighty (180) days of when the Company learns of the act or conduct that constitutes Cause and the Board of Directors concludes that the situation warrants a determination that the Executive’s employment may be terminated for Cause.  In the event the Executive’s employment is terminated for Cause, all provisions of this Agreement (other than Sections 5 through 15 hereof) and the Employment Term shall be terminated; provided, however, that such termination shall not divest the Executive of any previously vested benefit or right unless the terms of such vested benefit or right specifically require such divestiture where the Executive’s employment is terminated for Cause.  In addition, the Executive shall be entitled to payment of the Executive’s earned and unpaid Base Salary to the date of termination payable as described above.   The Executive also shall be entitled to unreimbursed business and entertainment expenses in accordance with, and payable at the same time set forth in, the Company’s policy (but no later than thirty (30) days after the date of termination), and unreimbursed medical, dental and other employee benefit expenses payable in accordance with the Company’s  applicable employee benefit plans (the payments and benefits described in this subsection (a) herein after referred to as the “Standard Termination Payments”).

Upon Death or Disability.  If the Executive dies, all provisions of Section 3 of this Agreement (other than rights or benefits arising as a result of such death) and the Employment Term shall be automatically terminated; provided, however, that an amount equal to the earned and unpaid Incentive Payments to the date of death and the Standard Termination Payments shall be paid, as described above, to the Executive’s surviving spouse or, if none, the Executive’s estate (as set forth above), and the death benefits under the Company’s employee benefit plans shall be paid to the Executive’s beneficiary or beneficiaries as properly designated in writing by the Executive, in accordance with the Company’s applicable employee benefit plans.  If the Executive is unable to perform the essential functions of the Executive’s job under this Agreement, with or without reasonable accommodation, by reason of physical or mental disability or incapacity (“Disability”) and such disability or incapacity shall have continued for any period aggregating six (6) months within any twelve (12) consecutive months, the Company may terminate the Executive’s employment, this Agreement and the Employment Term at any time thereafter.  In such event, the Executive shall be entitled to receive the Executive’s normal compensation hereunder during said time of disability or incapacity, and shall thereafter be entitled to receive the “Disability Incentive Payment” (as described in the last sentence of this subsection (b)), payable no later than two and a half (2 ½) months after the Company terminates the Executive’s employment, and the earned and unpaid Incentive Payments to the date of termination of the Executive’s employment and the Standard Termination Payments, payable as described above.  The portion of the payment representing the Disability Incentive Payment shall be paid in a lump sum determined on a net present value basis, using a reasonable discount rate determined by the Board.  The Disability Incentive Payment shall be equal to the target Incentive Payment that the Executive would have been eligible to receive for the year in which the Employment Term is terminated multiplied by a fraction, the numerator of which is the number of days in such year before and including the day of termination of the Employment Term and the denominator of which is the total number of days in such year.

By the Company Without Cause.

The Company may terminate the Executive’s employment under this Agreement at any time without Cause (for purposes of clarity, it is acknowledged that expiration of the Employment Term (including notice of non-renewal) shall not be considered a termination without Cause), and other than by reason of the Executive’s death or disability.  The Company shall provide written notice of termination to the Executive, which notice shall specify the effective date of such termination and that the termination is without Cause (the “Termination Date”).  If the Termination Date is later than the date of the notice, then from the date of the notice through the Termination Date, the Executive shall continue to perform the normal duties of the Executive’s employment hereunder, and shall be entitled to receive when due all compensation and benefits applicable to the Executive hereunder, payable as described above.   Thereafter, conditioned upon the Executive executing and not revoking an effective general release in favor of the Company, the Board and their affiliates, in a form mutually acceptable to both parties hereto, within sixty (60) days after termination of the Executive’s employment, the Company shall pay the Executive the amounts set forth in this subsection (c) (except for the amounts set forth in subsection (c)(ii) which shall be paid as set forth below regardless of whether the Executive executes such release).

The Company shall be obligated to pay to the Executive the earned and unpaid Incentive Payments to the Termination Date and the Standard Termination Payments (as described above).

During the period of twenty-four (24) months beginning immediately after the Termination Date (the “Termination Period”),  subject to subsection (c)(iv) and Section 19 below, the Executive and the Executive’s dependents will be entitled to continued participation in the “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974) in which the Executive and the Executive’s dependents participated on the Executive’s Termination Date with respect to any such plans for which such continued participation is allowed pursuant to applicable law and the terms of the plan on the same terms as active employees (with the Company to pay or reimburse the Executive for such continued participation on a monthly basis).   In lieu of coverage for which such continued participation is not allowed, subject to subsection (c)(iv) and Section 19 below, the Executive will be reimbursed, on a net after-tax basis, on a monthly basis, for the cost of individual insurance coverage for the Executive and the Executive’s dependents under a policy or policies that provide benefits (other than disability coverage) not less favorable than the benefits (other than disability coverage) provided under such employee welfare benefit plans.  Notwithstanding the foregoing, the coverage or reimbursements for coverage provided under this subsection (iii) shall cease if the Executive and/or the Executive’s dependents become covered under an employee welfare benefit plan of another employer of the Executive that provides the same or similar type of benefits.

Notwithstanding any of the foregoing provisions, any payments to be made, or benefits to be delivered, under this subsection (c) (except for the amounts set forth in subsection (c)(ii) above) within the sixty (60) days after the Termination Date shall be accumulated and paid in a lump sum on the first payroll date occurring more than sixty (60) days, and less than two and a half (2 ½) months, after the Termination Date, provided the Executive executes the release described above and the applicable revocation period thereunder expires within the time described above without the Executive having elected to revoke the release.  Any benefits to be provided to the Executive during such time may be provided at the Executive’s expense with the Executive having the right to reimbursement of such amounts at the time described above.

In addition, Executive and the Executive’s dependents will be entitled to receive from the Company, and the Company shall provide to the Executive and the Executive’s dependents, medical benefits not less favorable than and on the same terms and for the same periods as those provided under the Company’s Postretirement Medical And Life Insurance Benefits Plan, as in effect on the date hereof or the Termination Date, whichever is more favorable to the Executive, regardless of whether the Executive or the Executive’s dependents are otherwise eligible to participate in such plan. The Company, if it chooses, may provide such medical coverage under such Postretirement Medical and Life Insurance Benefits Plan, if the Executive otherwise is eligible thereunder, or in lieu of medical coverage under such plan, subject to subsection (c)(iv) above and Section 19 below, the Company may pay for or may procure, no less frequently than monthly, individual insurance coverage for the Executive and the Executive’s dependents under a policy or policies that provide medical benefits and terms not less favorable than the medical benefits and terms provided under such Post Retirement Medical

And Life Insurance Benefits Plan, as in effect on the date hereof or the Termination Date, whichever is more favorable to the Executive.

By the Executive.   The Executive may terminate the Executive’s employment, and any further obligations which the Executive may have to perform services on behalf of the Company hereunder at any time after the date hereof; by sending written notice of termination to the Company not less than sixty (60) days prior to the effective date of such termination. During such sixty (60) day period, the Executive shall continue to perform the normal duties of the Executive’s employment hereunder and shall be entitled to receive when due all compensation and benefits applicable to the Executive hereunder, payable as described above.   Except as provided below, if the Executive shall elect to terminate the Executive’s employment hereunder (other than as a result of the Executive’s death or disability), then the Executive shall remain vested in all vested benefits provided for hereunder or under any benefit plan of the Company in which the Executive is a participant and shall be entitled to receive the earned and unpaid Incentive Payments to the date of termination of the Executive’s employment and the Standard Termination Payments (as set forth above), but the Company shall have no further obligation to make payments or provide benefits to the Executive under Section 3 hereof.  Anything in this Agreement to the contrary notwithstanding, the termination of the Executive’s employment by the Executive for Good Reason (as defined in Section 4(e)(ii)), shall be deemed to be a termination of the Executive’s employment without Cause by the Company for purposes of this Agreement, and the Executive shall be entitled to the payments and benefits set forth in Section 4(c) above, payable as and upon the terms described above, subject to the Executive executing and not revoking a general release in favor of the Company, the Board and their affiliates, in a form mutually acceptable to both parties hereto, within sixty (60) days after the termination of Executive’s employment subject to subsection 4(c)(iv) above and Section 19 below.   Notwithstanding the foregoing, in no event shall any termination of employment by the Executive be deemed for Good Reason unless the Executive terminates employment within one hundred eighty (180) days of when the Executive learns of the act or conduct that constitutes Good Reason.

Definitions.  For purposes of this Agreement, the following definitions will apply:

Cause.  The term “Cause” means:  (i) gross or willful misconduct; (ii) willful and repeated failure to comply with the lawful directives of the Board or any supervisory personnel; (iii) any criminal act or act of dishonesty or willful misconduct that has a material adverse impact on the property, operations, business or reputation of the Company or its subsidiaries or any act of fraud, dishonesty or misappropriation involving the Company or its subsidiaries; (iv) any conviction or plea of guilty or nolo contendere to a felony (other than traffic offenses) or a crime involving dishonesty; (v) the material breach of the terms of any confidentiality, non-competition, non-solicitation or employment agreement the employee has with the Company or its subsidiaries; (vi) acts of malfeasance or negligence in a matter of material importance to the Company or its subsidiaries; (vii) the material failure to perform the duties and responsibilities of employee’s position after written notice and a reasonable opportunity to cure (not to exceed ninety (90) days); (viii) grossly negligent conduct; or (ix) activities materially damaging to the property, operations, business or reputation of the Company or its subsidiaries (it being understood that conduct or activities pursuant to employee’s exercise of good faith business judgment shall not be in violation of  this Section 4(e)(i).

Good Reason.  “Good Reason” means, after written notice by the Executive to the Board, and a reasonable opportunity for the Company to cure (not to exceed forty-five (45) days), that (i) the Executive’s Base Salary is not paid or is reduced by more than ten percent (10%) in the aggregate or other than as part of a salary reduction program pursuant to which the Base Salaries of the Chief Executive Officer, all Executive Vice Presidents and all Senior Vice Presidents are reduced by the same percentage at the same time and for the same period of time, (ii) the Executive’s target Incentive Payment is reduced, (iii) the Executive’s job duties and responsibilities are diminished,  (iv) if after having relocated to Virginia the Executive is required to relocate to a facility more than 50 miles from Waynesboro, Virginia, (v) the Executive is not provided benefits (e.g., health insurance) that are comparable in all material respects to those previously provided to the Executive, (vi) the Executive is directed by the Board (or the Company’s successor or an affiliate thereof) to engage in conduct that Company counsel, or mutually agreed upon counsel if requested by the Executive, has advised is likely to be illegal and that such counsel states with specificity why such direction is likely to be illegal (including a proposal for modification of such direction which in counsel’s opinion would not be likely to be illegal), or (vii) the Executive is directed by the Board (or the Company’s successor or an affiliate thereof) to refrain from acting and Company counsel, or mutually agreed upon counsel if requested by the Executive, has advised that such failure to act is likely to be illegal and that such counsel states with specificity why such direction is likely to be illegal (including a proposal for modification of such direction which in counsel’s opinion would not be likely to be illegal).  If the Executive is directed to engage in conduct that he reasonably believes is likely to be illegal or to refrain from acting and the Executive reasonably believes that such failure to act is likely to be illegal, the Executive can express such reservations to the Board, and the Company shall, at its expense, engage Company counsel, or mutually agreed upon counsel if requested by the Executive, to advise as to whether such conduct or failure to act is likely to be illegal.  Subject to the last sentence of Section 4(d) hereof, if any of the events occur that would entitle the Executive to terminate the Executive’s employment for Good Reason hereunder and the Executive does not exercise such right to terminate the Executive’s employment, any such failure shall not operate to waive the Executive’s right to terminate the Executive’s employment for that or any subsequent action or actions, whether similar or dissimilar, that would constitute Good Reason. For purposes of clarity, it is acknowledged that expiration of the Employment Term (including notice of non-renewal) shall not be considered “Good Reason” hereunder.

Change in Control.  “Change in Control” means any of the following described in clauses (I) through (IV) below, provided that a “Change in Control” shall not mean any event listed in clauses (I) through (IV) that occurs directly or indirectly as a result of or in connection with Quadrangle Capital Partners LP, a Delaware limited partnership, Quadrangle Select Partners LP, a Delaware limited partnership, Quadrangle Capital Partners – A LP, a Delaware limited partnership, and Quadrangle NTELOS Holdings II LP, a Delaware limited partnership (collectively the “Quadrangle Entities”) and/or their Affiliates, related funds and co-investors becoming the owner or “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Holdings representing more than fifty-one percent (51%) of the combined voting power of the then outstanding securities, or the shareholders of Holdings approve a merger, consolidation or reorganization of Holdings with any other company and such merger, consolidation or reorganization is consummated, and after such merger, consolidation or reorganization any of the Quadrangle Entities or their respective Affiliates, related funds and co-investors acquire more than fifty-one percent (51%) of the combined voting power of Holdings’ then outstanding securities:

any Person is or becomes the owner or “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Holdings representing more than fifty-one percent (51%) of the combined voting power of the then outstanding securities;

consummation of a merger, consolidation or reorganization of Holdings with any other company, or a sale of all or substantially all the assets of Holdings (a “Transaction”), other than (i) a Transaction that would result in the voting securities of Holdings outstanding immediately prior thereto continuing to represent either directly or indirectly more than fifty-one percent (51%) of the combined voting power of the then outstanding securities of Holdings or such surviving or purchasing entity;

the shareholders of Holdings approve a plan of complete liquidation of Holdings and such liquidation is consummated; or

During any period of twelve (12) consecutive months commencing on November 1, 2011, (i) the individuals who constituted the Board on November 1, 2011, and (ii) any new director who either (A) was elected by the Board or nominated for election by Holdings’ stockholders and whose election or nomination was approved by a vote of more than fifty percent (50%) of the directors then still in office who either were directors on November 1, 2011, or whose election or nomination for election was previously so approved or (B) was appointed to the Board pursuant to the designation of Quadrangle Entities, cease for any reason to constitute a majority of the Board.

For purposes of the foregoing, “Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

For purposes of the foregoing, “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

Confidential Information.  The Executive understands and acknowledges that during the Executive’s employment with the Company, the Executive has been and will be making use of, acquiring or adding to the Company’s Confidential Information (as defined below).  In order to protect the Confidential Information, the Executive will not, during the Executive’s employment with the Company or at any time thereafter, in any way utilize any of the Confidential Information except in connection with the Executive’s employment by the Company.  The Executive will not at any time use any Confidential Information for the Executive’s own benefit or the benefit of any person except the Company.  At the end of the Executive’s employment with the Company, the Executive will surrender and return to the Company any and all Confidential Information in the Executive’s possession or control, as well as any other Company property that is in the Executive’s possession or control.  The Executive acknowledges and agrees that any breach of this Section 5 would be a material breach of this Agreement.  The term “Confidential Information” shall mean any information that is confidential and proprietary to the Company and is not known or made available to the public (other than as a result of a breach of this Agreement by the Executive), including but not limited to the following general categories:

trade secrets;

lists and other information about current and prospective customers;

plans or strategies for sales, marketing, business development, or system build-out;

sales and account records;

prices or pricing strategy or information;

current and proposed advertising and promotional programs;

engineering and technical data;

the Company’s methods, systems, techniques, procedures, designs, formulae, inventions and know-how; personnel information;

legal advice and strategies; and

other information of a similar nature not known or made available to the public or the Company’s Competitors (as defined in Section 8).

Confidential Information includes any such information that the Executive may prepare or create during the Executive’s employment with the Company, as well as such information that has been or may be created or prepared by others.  This promise of confidentiality is in addition to any common law or statutory rights of the Company to prevent disclosure of its Trade Secrets and/or Confidential Information.

Return of Documents.  All writings, records and other documents and things containing any Confidential Information in the Executive’s custody or possession shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without retaining any copies, upon the termination of the Executive’s employment or at any time as requested by the Company.

Reaffirm Obligations.  Upon termination of the Executive’s employment with the Company, the Executive shall, if requested by the Company, reaffirm in writing Employee’s recognition of the importance of maintaining the confidentiality of the Company’s proprietary information and trade secrets and reaffirm all of the obligations set forth in Section 5 of this Agreement.

Non-Compete; Non-Solicitation.  The Executive agrees that:

While the Executive is employed by the Company, the Executive will not, directly or indirectly, compete with the business conducted by the Company, and the Executive will not, directly or indirectly, provide any services to a Competitor.

For a period of twenty-four (24) months (the “Non-Competition Period”) after the Executive’s employment with the Company ends for any reason, the Executive will not compete with the Company by performing or causing to be performed the same or similar types of duties or services that the Executive performed for the Company for a Competitor of the Company in any capacity whatsoever, directly or indirectly, within any city or county of the continental United States in which, at the time the Executive’s employment with the Company ends, the Company provides services or products, offers to provide services or products, or has documented plans to provide or offer to provide services or products within the Non-Competition Period provided that the Executive has knowledge of those plans at the time the Executive’s employment with the Company ends (the “Service Area”).  Additionally, the Executive agrees that during the Non-Competition Period, the Executive will not, directly or indirectly, sell, attempt to sell, provide or attempt to provide, any wireline telecommunication services, including but not limited to internet services, to any person or entity who was a customer or an actively sought prospective customer of the Company, at any time during the Executive’s employment with the Company.  The restrictions set forth above shall immediately terminate and shall be of no further force or effect in the event of a default by the Company in the payment of any consideration, if any, to which the Executive is entitled under Section 8(i) below, which default is not cured within thirty (30) days after written notice thereof.  The Executive acknowledges and agrees that because of the nature of the Company’s business, the nature of the Executive’s job responsibilities, and the nature of the Confidential Information and Trade Secrets of the Company which the Company will give the Executive access to, any breach of this provision by the Executive would result in the inevitable disclosure of the Company’s Trade Secrets and Confidential Information to its direct competitors.

While the Executive is employed by the Company and during the Non-Competition Period, the Executive will not, directly or indirectly, solicit or encourage any employee of the Company to terminate employment with the Company; hire, or cause to be hired, for any employment by a Competitor, any person who within the preceding twelve (12)

month period has been employed by the Company, or assist any other person, firm, or corporation to do any of the acts described in this subsection (c).

The Executive acknowledges and agrees that the Company has a legitimate business interest in preventing him from engaging in activities competitive with it as described in this Section 8 and that any breach of this Section 8 would constitute a material breach of this Section 8 and this Agreement.

The Company may notify anyone employing the Executive or evidencing an intention to employ the Executive during the Non-Competition Period as to the existence and provisions of this Agreement and may provide such person or organization a copy of this Agreement.    The Executive agrees that the Executive will provide the Company with a notice containing the identity of any employer the Executive plans to go to work for during the Non-Competition Period along with the Executive’s anticipated job title, anticipated job duties with any such employer, and anticipated start date.    The Company will analyze the proposed employment and make a determination as to whether it would violate this Section 8. The Company will notify the Executive in writing within ten (10) business days following the receipt of the Executive’s notice as to whether or not the Company objects to the proposed employment.  The Executive further agrees to provide a copy of this Agreement to anyone who employs the Executive during the Non-Competition Period.

The Executive acknowledges and agrees that this Section 8 is intended to limit the Executive’s right to compete only to the extent necessary to protect the Company’s legitimate business interest.  The Executive acknowledges and agrees that the Executive will be reasonably able to earn a livelihood without violating the terms of this Section 8.  If any of the provisions of this Section 8 should ever be deemed to exceed the time, geographic area, or activity limitations permitted by applicable law, the Executive agrees that such provisions may be reformed to the maximum time, geographic area and activity limitations permitted by applicable law, and the Executive authorizes a court or other trier of fact having jurisdiction to so reform such provisions.  In the event the Executive breaches any of the restrictions or provisions set forth in this Section 8, the Executive waives and forfeits any and all rights to any further benefits under this Agreement, including but not limited to the consideration set forth in subsection (i) below as well as any additional payments, compensation, benefits or severance pay he may otherwise be entitled to receive under this Agreement.  Additionally, in the event the Executive breaches any of the restrictions or provisions set forth in this Section 8, the Executive agrees to repay the Company for any of the consideration set forth in subsection (i) below that the Executive received prior to the breach as well as any additional payments, compensation, benefits or severance pay the Executive might otherwise have previously received under Section 4(c) of this Agreement.

For purposes of this Section 8, the following definitions will apply:

“Directly or indirectly” as used in this Agreement includes an interest in or participation in a business as an individual, partner, shareholder, owner, director, officer, principal, agent, employee, consultant, trustee, lender of money, or in any other capacity or relation whatsoever. The term includes actions taken on behalf of the Executive or on behalf of any other person. “Directly or indirectly” does not include the ownership of less than five percent (5%) of the outstanding shares of any corporation, if such shares are publicly traded in the over-the-counter market or listed on a national securities exchange.

“Competitor” as used in this Agreement means any person, firm, association, partnership, corporation or other entity that competes or attempts to compete with the Company by providing or offering to provide wireline telecommunication services, including but not limited to internet services, within any city or county in which the Company provides or offers those services or products.

Notwithstanding any other provision of this Section 8, the Executive will not be considered to have violated any prohibition against competing with the Company for engaging in any of the following activities: (1) being employed or retained by (i) any parent, subsidiary or affiliate organization of any Competitor where that parent, subsidiary or affiliate organization does not itself, and the Executive’s employment will not cause the Executive to, compete or attempt to compete with the Company by providing or offering to provide wireline telecommunications services, including but not limited to internet services, within the Service Area or (ii) any Competitor, directly or indirectly, so long as Executive’s employment or service does not relate to (A) working principally within the Service Area or (B) activities that would benefit the Competitor principally within the Service Area and in each of (A) or (B) the Service Area is not the Primary Focus of the business operations of the Competitor; or (2) working or providing services within the Service Area so long as the Executive’s employment or service does not relate to the type of services provided or offered by the Company within that Service Area or to services for which the Company has documented plans to provide, offer or supply within that Service Area at the time of Executive’s termination of employment; or (3) selling or attempting to sell wireline telecommunications services, including but not limited to internet services, so long as the services or products, which the Executive is selling or attempting to sell to a customer, do not relate to the type of services or products provided or offered by the Company to such customer or for which the Company has documented plans to provide, offer or supply to such customer at the time of Executive’s termination of employment; provided,  however, that the Executive is nevertheless prohibited from: (i) selling, attempting to sell, and providing or attempting to provide, to any person who was a customer, or who was actively sought as a customer, of the Company at the time of Executive’s termination of employment any wireline telecommunications services, including but not limited to internet services, that are the type of services or products that the Company sold, attempted to sell or provided or attempted to provide to such customer as described in (b) above and (ii) soliciting or encouraging any employee of the Company to terminate employment or taking any other of the prohibited actions as described in (c) above.  For purposes hereof, “Primary Focus” with respect to a Competitor means that more than twenty-five percent (25%) of the consolidated revenues of such Competitor were derived from such Competitor’s and its consolidated subsidiaries’ wireline telecommunications services, including but not limited to internet services, in the Service Area in the Competitor’s most recently completed fiscal year before any applicable date of determination.

In consideration of the Executive’s undertakings set forth in this Section 8 with respect to periods after termination of employment (in addition to the equity grants set forth in Section 3(b)(ii) above), but only in the event that the Executive is entitled to the benefits and payments under Section 4(c) above, and subject to subsection 4(c)(iv) above and Section 19 below, the Company will pay the Executive an amount (the “Additional Non-Competition Payment”) equal to $1,700,000 with a lump sum payment on the sixtieth (60th) day after termination of the Executive’s employment equal to fifty percent (50%) of the Additional Non-Competition Payment, with the remaining fifty percent (50%) being payable in equal periodic installments during the Non-Competition Period as Executive’s Base Salary was being paid immediately prior to termination of employment, no less frequently than monthly, commencing immediately following termination of the Executive’s employment less any sums which may be required to be deducted or withheld under applicable provisions of law.  In the event the Executive is not entitled to the benefits and payments under Section 4(c) above, the Company will not pay the Executive any of the Additional Non-Competition Payment set forth in this Section 8(i).  Notwithstanding the foregoing, (i) the Company will not pay the Executive the Additional Non-Competition Payment in the event the Executive is entitled to the benefits under Section 4(c) above as a result of a termination of employment on or after a Consensual Change in Control (a “Consensual Change in Control Termination”) and (ii) in the event the Executive is paid the Additional Non-Competition Payment or any portion thereof as a result of a termination of employment prior to a Consensual Change in Control and a Consensual Change in Control occurs within twelve (12) months following the date of such termination of employment, no further payment of the Additional Non-Competition Payment will be made on or after that time, and the Executive agrees to repay to the Company promptly the gross amount of the Additional Non-Competition Payment or any portion thereof the Executive received previously and no further payment of the Additional Non-Competition Payment will be made.

In the event the Executive breaches any of the restrictions or provisions set forth in this Section 8, and, absent such breach, the Executive was entitled to receive the Additional Non-Competition Payment described under Section 8(i) above, the Executive waives and forfeits any and all rights to any further payments thereunder and agrees to return to the Company the gross amount of any amounts previously paid to him under Section 8(i) above.  In the event the Executive was not entitled to receive the Additional Non-Competition Payment described above and the Executive breaches any of the restrictions or provisions set forth in this Section 8, the Executive agrees to pay to the Company an amount equal to the gross amount of the Additional Non-Competition Payment.  This waiver and forfeiture and obligation of repayment/payment shall be effective even in the event a court refuses to enforce the restrictions set forth in this Section 8.  The Executive agrees that the Company may offset against any amounts the Executive owes the Company under Sections 8(i) and/or 8(j) hereof any amounts the Company may owe the Executive under this Agreement or with respect to any proceeds or other amounts deliverable to the Executive in connection with any equity awards previously granted to the Executive.    Notwithstanding the foregoing, and solely for purposes of determining the parties’ obligations under this Section 8(j), the Executive will not be considered to have breached any of the restrictions or provisions set forth in this Section 8 unless (i) the breach is material and (ii) to the extent able to be cured and the Company has not incurred material damage, the Executive fails to cure such breach after written notice and a reasonable opportunity to cure (not to exceed thirty (30) days).

Representations.  The Executive represents and warrants to the Company that the execution, delivery and performance of this Agreement by the Executive does not conflict with, or result in the breach by the Executive or violation by the Executive of, any other agreement to which the Executive is a party or by which the Executive is bound.  The Executive hereby agrees to indemnify the Company, its officers, directors and shareholders and hold them harmless from and against any liability (including, without limitation, reasonable attorneys’ fees and expenses) which they may at any time suffer or incur arising out of or relating to any breach of an agreement, representation or warranty made by the Executive herein.  The Company represents and warrants that this Agreement and the transactions contemplated hereby have been duly authorized by the Company by all necessary corporate and shareholder action, and that the execution, delivery and performance of this Agreement by the Company does not conflict with, or result in the breach or violation by the Company of, its Certificate of Incorporation, Articles of Incorporation or Bylaws or any other agreement to which the Company is a party or by which it is bound.  The Company hereby agrees to indemnify the Executive and hold the Executive harmless from and against any liability (including, without limitation, reasonable attorneys’ fees and expenses) which the Executive may at any time suffer or incur arising out of or relating to any breach of an agreement, representation or warranty made by the Company herein.  Any indemnity to be paid hereunder shall be payable within thirty (30) days after the Company and the Executive agree that such amounts are owed or there is a final settlement or resolution of the claim or dispute for which the payments are required.

Remedies.  The parties hereto agree that the Company would suffer irreparable harm from a breach by the Executive of any of the covenants or agreements contained herein. Therefore, in the event of the actual or threatened breach by the Executive of any of the provisions of this Agreement, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions hereof.  The Executive agrees that if a lawsuit or other proceeding is brought to enforce the terms of this Agreement or determine the validity of its terms and the Company prevails, the Company will be entitled to recover from the Executive its reasonable attorneys’ fees and court costs.  The Executive agrees that these provisions are reasonable.

Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates and their successors and assigns, and shall be binding upon and inure to the benefit of the Executive and the Executive’s legal representatives and assigns, provided that in no event shall the Executive’s obligations to perform services for the Company and its affiliates be delegated or transferred by the Executive.  The Company may assign or transfer its rights hereunder to a successor corporation in the event of a merger, consolidation, transfer or sale of all or substantially all of the assets of the Company’s business  ~~(provided,  however, that no such assignment or transfer shall have the effect of relieving the Company of any liability to the Executive hereunder or under any other agreement or document contemplated herein), but only if such assignment or transfer does not result in employment terms, conditions, duties or responsibilities which are or may be materially different than the terms, conditions, duties or responsibilities of the Executive hereunder~~.  If the Company assigns or transfers its rights under this Agreement to a successor corporation, the Executive’s obligations under Section 8 of this Agreement will be construed and enforceable with respect to the business and geographic scope of the Company only and will not be construed or enforceable with respect to the business and geographic scope of any successor corporation to which the Company’s rights may be assigned or transferred to the extent such business or geographic scope is greater than that of the Company at the time of such assignment or transfer.  The Executive may not transfer or assign the Executive’s rights and obligations under this Agreement

Modification or Waiver.  No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought.  No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or the Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or the Executive of any such right or remedy shall preclude other or further exercises thereof.  A waiver of a right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

Governing Law; Jurisdiction.  This Agreement and all rights, remedies and obligations hereunder, including, but not limited to, matters of construction, validity and performance shall be governed by the laws of the Commonwealth of Virginia without regard to its conflict of laws principles or rules.  To the full extent lawful, each of the Company and the Executive hereby consents irrevocably to personal jurisdiction, service and venue in connection with any claim or controversy arising out of this Agreement in the courts of the Commonwealth of Virginia located in Waynesboro, Virginia, and in the federal courts in the Western District of Virginia.

Excise Taxes.

If any payment or distribution by the Company or any affiliate to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Code Section 4999 or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the benefits payable or provided under this Agreement (or other Payments as described above) shall be reduced (but not in excess of the amount of the benefits payable or provided under this Agreement) if, and only to the extent that, such reduction will allow the Executive to receive a greater Net After Tax Amount than such Executive would receive absent such reduction.

The Accounting Firm (as defined below) will first determine the amount of any Parachute Payments (as defined below) that are payable to the Executive.  The Accounting Firm also will determine the Net After Tax Amount attributable to the Executive’s total Parachute Payments.

The Accounting Firm will next determine the largest amount of payments that may be made to the Executive without subjecting the Executive to the Excise Tax (the “Capped Payments”).  Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

The Executive then will receive the total Parachute Payments or the total Capped Payments, whichever provides the Executive with the higher Net After Tax Amount; however, if the reductions imposed under this Section 14 are in excess of the amount of benefits payable or provided under this Agreement, then the total Parachute Payments will be adjusted by first reducing, on a pro rata basis, the amount of any noncash or cash benefits under this Agreement, then noncash or cash benefits under any other plan, agreement or arrangement, then any cash payments under this Agreement and finally any cash payments under any other plan agreement or arrangement.   The Accounting Firm will notify the Executive and the Company if it determines that the Parachute Payments must be reduced and will send the Executive and the Company a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 14, it is possible that the Executive will have received Parachute Payments or Capped Payments in excess of the amount that should have been paid or distributed (“Overpayments”), or that additional Parachute Payments or Capped Payments should be paid or distributed to the Executive (“Underpayments”).  If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, that Overpayment may, at the Executive’s discretion, be treated for all purposes as a loan ab initio that the Executive must repay to the Company immediately together with interest at the applicable Federal rate under Code Section 7872; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999 and the Executive will receive a greater Net After Tax Amount than such Executive would otherwise receive.  If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company after such determination.

For purposes of this Section 14, the following terms shall have their respective meanings:

“Accounting Firm” means the independent accounting firm currently engaged by the Company, or a mutually agreed upon independent accounting firm if requested by the Executive; and

“Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101 (b) and 4999 and any State or local income taxes applicable to the Executive on the date of payment.    The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.

“Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by the preceding subsections shall be borne by the Company.

The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by the preceding subsections.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

Severability.    Whenever possible each provision and term of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.  If any provision contained in Sections 5 or 8 of this Agreement shall for any reason be held to be excessively broad or unreasonable as to time, territory, or interest to be protected, a court is hereby empowered and requested to construe such provision by narrowing it so as to make it reasonable and enforceable to the extent provided under applicable law.

Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

Headings.  The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

Entire Agreement.  This Agreement (together with all documents and instruments referred to herein) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof, including any prior employment or management continuity agreement under which the Executive hereby agrees to waive all rights and which is hereby terminated.

Section 409A.    It is intended that any payment or benefit which the Executive is to be paid or provided in connection with this Agreement which is considered to be non-qualified deferred compensation subject to Section 409A of the Code, shall be paid and provided in a manner, and at such time, as complies with, or is exempt from, the applicable requirements of Section 409A of the Code.  In connection with effecting such compliance with, or exemption from, Section 409A of the Code, the following shall apply:

Neither the Executive nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with, or exempt from, Section 409A of the Code.

If the Executive is a  “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, any payment or provision of benefits in connection with the Executive’s separation from service (as determined for purposes of Section 409A of the Code) shall not be made until six (6) months after the Executive’s separation from service or, if earlier, the Executive’s death (the “409A Deferral Period”) as and to the extent required under Section 409A of the Code.  In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as, and within thirty (30) days after, the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.  In the event such benefits are required to be deferred, any such benefits may be provided during the 409A Deferral Period at the Executive’s expense, and the Executive will have the right to reimbursement from the Company as soon as, and within thirty (30) days after, the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

For purposes of determining time of (but not entitlement to) the payment or provision of non-qualified deferred compensation under this Agreement subject to Section 409A of the Code in connection with the termination of the Executive’s employment, termination of employment will be construed to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that the Executive will not perform any further services after that date or that the level of bona fide services that the Executive will perform after that date (whether as an employee or independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services the Executive performed over the immediately preceding thirty-six (36) month period.

A “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code shall be determined on the basis of the applicable twelve (12)-month period ending on the specified employee identification date designated by the Company consistently for purposes of this Agreement and similar agreements or, if no such designation is made, based on the default rules and regulations under Section 409A(a)(2)(B)(i) of the Code.

Notwithstanding any of the provisions of this Agreement, the Company shall not be liable to the Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is non-qualified deferred compensation subject to Section 409A of the Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LUMOS NETWORKS OPERATING COMPANY LUMOS NETWORKS CORP.

By:	/s/ Robert E. Guth
Robert E. Guth
Chairman of the Board

LUMOS PAYROLL CORP.

By:	/s/ Harold L. Covert
Harold L. Covert
Chief Financial Officer

Executive

By:	/s/ Timothy G. Biltz
Timothy G. Biltz

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